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                                                                    Exhibit 21.1

                       LIST OF SUBSIDIARIES OF CD&L, INC.


1.   Clayton/National Courier Systems, Inc.
2.   Click Messenger Service, Inc.
3.   KBD Services, Inc.
4.   Olympic Courier Systems, Inc.
5.   Securities Courier Corporation
6.   Silver Star Express, Inc.
7. SureWay Air Traffic Corporation (renamed as of April 9, 2001 to CD&L Air Freight, Inc.)